PFF BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Pomona, Calif. -- January 24, 2005 -- PFF Bancorp, Inc. (NYSE:PFB), the holding company for PFF Bank & Trust (the "Bank"), Diversified Builder Services, Inc. and Glencrest Investment Advisors, Inc., today reported net earnings of $9.6 million or $0.56 per diluted share for the quarter ended December 31, 2004 compared to $11.1 million or $0.66 per diluted share for the comparable period of 2003.

Earnings before income taxes increased 7 percent to $18.9 million for the current quarter, compared to $17.7 million, excluding a $1.5 million gain on sales of securities, net, for the comparable period of the prior year.  As discussed more fully later in this release, our effective tax rate was 49.3 percent for the current quarter compared to 42.2 percent for the comparable period of the prior year, due principally to the non-deductibility of a significant portion of our Employee Stock Ownership Plan ("ESOP") expense. As our stock price rises, the nondeductible portion of our ESOP expense increases pushing our effective tax rate higher.

Significant positive fundamentals with respect to our core community banking business included the following:

  Net interest income rose $1.1 million to $38.7 million for the current quarter, a sequential quarter increase of 3 percent (12 percent annualized). Compared to the quarter ended December 31, 2003, net interest income for the current quarter is up $5.2 million or 15 percent.

  Total deposits increased $117.9 million during the current quarter (an annualized rate of 18 percent) and are up $325.5 million or 14 percent from one year ago.

Lower cost passbook, money market, NOW and other demand accounts ("core deposits") increased   $93.1 million during the current quarter (an annualized rate of 22 percent) and are up $237.4 million or 15 percent from one year ago.  $81.1 million or 34 percent of the growth in core deposits over the past year was in non-interest bearing demand deposits, which totaled $300.2 million or 11 percent of total deposits at December 31, 2004.

  Construction, commercial business, commercial real estate and consumer loans (the "Four-Cs") increased $32.8 million during the current quarter (an annualized rate of 8 percent) and are up $363.2 million or 28 percent from one year ago.

On a sequential quarter basis, net interest margin and net interest spread contracted 4 basis points to 4.02 percent and 3.89 percent, respectively.  The 4 basis point sequential quarter contraction was attributable to an 18 basis point increase in the average cost of interest-bearing liabilities partially offset by a 14 basis point increase in average yield on interest-earning assets.  The entire sequential quarter contraction in net interest spread and margin and 4 basis points of the 18 basis point increase in average cost of interest-bearing liabilities was attributable to the junior subordinated debentures issued by the Company in connection with the September 30, 2004 issuance of $30.0 million of trust preferred securities by PFF Bancorp Capital Trust I.

The sequential quarter increase in the average cost of interest-bearing liabilities was primarily due to a 34 basis point increase in average cost of FHLB advances and other borrowings.  The increase in our overall funding cost was partially mitigated by the continued growth in core deposits, which increased to $1.78 billion or 66 percent of total deposits compared to $1.54 billion or 65 percent of total deposits one year ago. The average cost of core deposits was 1.03% for the current quarter compared to 0.89% for the prior quarter and 0.88% for the comparable period of 2003.

In response to the pressure on our funding cost and net interest spread exerted by the increase in the cost of FHLB advances and other borrowings, we have reduced our utilization of such borrowings from $992.2 million or 27 percent of total liabilities at September 30, 2004 to $756.3 million or 21 percent of total liabilities at December 31, 2004.  This reduction in FHLB advances and other borrowings has been accompanied by a corresponding reduction in purchases of loans (principally single-family residential mortgages) from $168.7 million for the quarter ended September 30, 2004 to $155,000 for the current quarter.

The growth in our Four-Cs brought that portfolio to a record $1.66 billion or 49 percent of loans and leases receivable, net, compared to $1.30 billion or 44 percent of loans and leases receivable, net, one year ago.  Four-Cs originations were $582.1 million or 87 percent of total originations for the current quarter, compared to $465.1 million or 79 percent of total originations last quarter and $413.0 million or 85 percent of total originations for the comparable period of the prior year.  Our de-emphasis on single-family residential mortgages noted earlier coupled with a continued relatively high level of principal paydowns resulted in a $46.2 million reduction in total loans and leases receivable, net during the current quarter.  This reduction was attributable entirely to single-family mortgages.  Larry M. Rinehart, President and CEO commented, "We are continuing to succeed in growing the most profitable areas of our business as demonstrated by the increases in the Four-Cs and core deposits.  The opening of our Beaumont branch during November 2004 and the scheduled openings of new branches in Mira Loma, Rancho Cucamonga and Riverside during Spring/Summer 2005 will expand our footprint and give further impetus to this profitable growth."

Strong growth in core deposits was reflected in deposit and related fees, which rose to $2.9 million for the current quarter from $2.8 million for the comparable period of the prior year. Trust and investment fees rose $107,000 or 18 percent between the quarters ended December 31, 2003 and 2004 reflecting growth in trust and investment assets under custody or management to $415.8 million at December 31, 2004 from $335.2 million at December 31, 2003.

General and administrative ("G&A") expense increased $3.5 million or 16 percent between the quarters ended December 31, 2003 and 2004 to $24.5 million.  Approximately $3.2 million of this $3.5 million increase occurred during the quarter ended December 31, 2004.  This $3.2 million sequential quarter increase in G&A was attributable principally to 1) a $1.6 million increase in compensation and benefits, $1.1 million of which was attributable to an increase in ESOP and Supplemental Executive Retirement Plan ("SERP") expense, both of which are a function of the change in the market price of our common stock; 2) a $511,000 increase in marketing and professional services including approximately $308,000 of non-recurring professional fees paid for process and profit improvement consultation as well as promotional expenses incurred in connection with the opening of our Beaumont branch and 3) a $608,000 increase in non-interest expense including a $375,000 charge-off of a Community Reinvestment Act investment.

Because of the impact of the strong price appreciation of our common stock on the non-deductible portion of our ESOP expense, we expect our effective tax rate for the three and twelve months ended March 31, 2005 to be approximately 47 percent and then to decrease to approximately 43 percent for the fiscal year ending March 31, 2006.  The anticipated reduction in our effective tax rate will accompany and result from an expected decrease in ESOP expense beginning April 1, 2005.  For the quarter ended December 31, 2004, ESOP expense of $2.8 million was based on 64,133 shares being amortized.  From April 1 through December 31, 2005, ESOP expense will be based on a quarterly amortization of approximately 17,105 shares.  All shares under the current ESOP will be allocated as of December 31, 2005.  We intend to continue our ESOP beyond calendar 2005 by acquiring additional shares and allocating those shares to employees at a level similar to that projected for the April through December 2005 period.  In addition to the anticipated decrease in total ESOP expense resulting from the reduction in shares being amortized, we expect that the non-deductible portion of ESOP expense will be reduced further beginning January 1, 2006 because there will be a smaller difference between the cost basis of the shares acquired to continue the plan and the fair value of those shares throughout the period.  Although many additional factors may influence our future effective tax rates, assuming the cost basis for new ESOP shares approximates the average market price of our common stock throughout the fiscal year ending March 31, 2007, we expect our effective tax rate for fiscal 2007 to be reduced further to approximately 42 percent.

Asset quality remains strong with non-accrual loans down to $13.1 million or 0.33 percent of gross loans and leases at December 31, 2004, from $14.3 million or 0.36 percent of gross loans and leases at September 30, 2004 and $13.6 million or 0.37 percent of gross loans and leases at March 31, 2004.

At December 31, 2004, the allowance for loan and lease losses was $32.7 million or 0.83 percent of gross loans and leases and 249 percent of non-accrual loans compared to $30.8 million or 0.84 percent of gross loans and leases and 226 percent of non-accrual loans at March 31, 2004.  The provision for loan and lease losses was $1.0 million for the current quarter compared to $1.1 million last quarter. The current period provision for loan and lease losses was attributable primarily to an increase in the outstanding balances of construction and commercial business loan portfolios.

We did not repurchase shares of our common stock during the current quarter.  For the nine months ended December 31, 2004 we repurchased 319,300 shares at a weighted average price of $35.90 per share.  At December 31, 2004, 192,280 shares remain under an 840,000-share repurchase authorization adopted by our Board of Directors on March 26, 2003.

At December 31, 2004, we were conducting business through 28 full-service banking branches, three registered investment advisory offices, two trust offices, a Southern California regional loan center, an office providing diversified financial services to home builders and one loan origination office in Northern California.

We will host a conference call at 8:30 A.M. PDT on Tuesday, January 25, 2005, to discuss our financial results.  The conference call can be accessed by dialing 1-800-322-0079 and referencing PFF Bancorp Inc. 3rd Quarter Conference Call.  An audio replay of this conference call will be available through Tuesday, February 8, 2005, by dialing 1-877-519-4471 and referencing replay PIN number 5548460.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives.  These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties. The Company's actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2004.  The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Larry M. Rinehart, President and CEO or Gregory C. Talbott, Executive Vice President, CFO, PFF Bancorp, Inc. 350 So. Garey Avenue, Pomona, CA 91766, (909) 623-2323.

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	December 31, 2004	March 31, 2004
ASSETS
Cash and cash equivalents	$45,690	$60,151
Investment securities held-to-maturity (estimated fair value of
$6,759 at December 31, 2004, and $5,979 at March 31, 2004)	6,739	5,742
Investment securities available-for-sale, at fair value	62,498	62,957
Mortgage-backed securities available-for-sale, at fair value	250,943	292,888
Loans held-for-sale	1,685	2,119
Loans and leases receivable, net	3,388,962	3,149,318
Federal Home Loan Bank (FHLB) stock, at cost	48,351	42,500
Accrued interest receivable	15,565	14,752
Assets acquired through foreclosure, net	-	683
Property and equipment, net	29,762	27,430
Prepaid expenses and other assets	22,941	19,154
Total assets	$ 3,873,136	$ 3,677,694

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits	$2,704,621	$2,455,046
FHLB advances and other borrowings	756,250	851,600
Junior subordinated debentures	30,928	-
Accrued expenses and other liabilities	34,550	54,677
Total liabilities	3,526,349	3,361,323
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value. Authorized 2,000,000
shares, none issued	-	-
Common stock, $.01 par value. Authorized 59,000,000
shares; issued 16,978,565 and 16,894,697; outstanding
16,978,565 and 16,614,997 at December 31, 2004 and
March 31, 2004, respectively	168	168
Additional paid-in-capital	164,440	144,585
Retained earnings, substantially restricted	187,646	173,188
Unearned stock-based compensation	(752)	(2,121)
Treasury stock (none and 279,700 at December 31, 2004
and March 31, 2004, respectively)	-	(3)
Accumulated other comprehensive income (losses)	(4,715)	554
Total stockholders' equity	346,787	316,371
Total liabilities and stockholders' equity	$ 3,873,136	$ 3,677,694

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Interest Income:
Loans and leases receivable	$51,118	$41,632	$143,454	$123,126
Mortgage-backed securities	2,460	2,476	7,449	6,421
Collateralized mortgage obligations	-	-	-	(327)
Investment securities and deposits	1,105	1,009	3,343	3,117
Total interest income	54,683	45,117	154,246	132,337
Interest expense:
Deposits	10,673	8,717	28,664	28,203
Borrowings	5,297	2,861	13,359	9,120
Total interest expense	15,970	11,578	42,023	37,323
Net interest income	38,713	33,539	112,223	95,014
Provision for loan and lease losses	1,030	120	2,694	2,425
Net interest income after provision
for loan and lease losses	37,683	33,419	109,529	92,589

Non-interest income:
Deposit and related fees	2,921	2,820	8,892	8,503
Loan and servicing fees	1,831	1,779	4,785	5,166
Trust and investment fees	704	597	2,261	1,760
Gain on sale of loans, net	136	58	260	700
Gain on sale of securities, net	2	1,524	4,771	1,641
Other non-interest income	139	357	548	558
Total non-interest income	5,733	7,135	21,517	18,328

Non-interest expense:
General and administrative:
Compensation and benefits	14,118	12,657	39,032	34,038
Occupancy and equipment	3,917	3,380	10,744	9,509
Marketing and professional services	2,827	2,003	7,458	6,148
Other non-interest expense	3,657	3,020	10,515	8,929
Total general and administrative	24,519	21,060	67,749	58,624
Foreclosed assets operations, net	30	302	64	303
Total non-interest expense	24,549	21,362	67,813	58,927
Earnings before income taxes	18,867	19,192	63,233	51,990
Income taxes	9,292	8,106	29,679	21,971
Net earnings	$ 9,575	$ 11,086	$ 33,554	$ 30,019

Basic earnings per share	$ 0.58	$ 0.69	$ 2.05	$ 1.88
Weighted average shares outstanding for basic
earnings per share calculation	16,520,509	16,146,432	16,400,934	15,967,434

Diluted earnings per share	$ 0.56	$ 0.66	$ 1.99	$ 1.81
Weighted average shares outstanding for diluted
earnings per share calculation	16,965,769	16,864,143	16,829,554	16,615,556

PFF BANCORP, INC. AND SUBSIDIARIES
Selected Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Performance Ratios:
Return on average assets (1)	0.97%	1.32%	1.18%	1.24%
Return on average stockholders' equity (1)	11.33%	14.41%	13.58%	13.61%
General and administrative expense to average assets (1)	2.48%	2.50%	2.38%	2.43%
Efficiency ratio (3)	55.17%	51.78%	50.66%	51.72%
Average interest-earning assets to average interest-bearing liabilities	107.86%	109.20%	107.96%	108.91%

Yields and Costs (1)
Net interest spread	3.89%	4.06%	3.93%	3.94%
Net interest margin (2)	4.02%	4.19%	4.05%	4.09%
Average yield on interest-earnings assets	5.67%	5.63%	5.56%	5.68%
Average cost of interest-bearing liabilities	1.78%	1.57%	1.63%	1.74%
Average yield on loans and leases receivables, net	5.93%	5.94%	5.81%	6.02%
Average yield on securities	3.70%	3.73%	3.64%	3.51%
Average cost of core deposits	1.03%	0.88%	0.93%	0.96%
Average cost of C.D.'s	2.68%	2.49%	2.53%	2.65%
Average cost of total deposits	1.59%	1.46%	1.49%	1.59%
Average cost of FHLB advances and other borrowings	2.33%	2.04%	2.04%	2.46%

Asset Quality
Net charge-offs	$200	$(148)	$796	$2,857
Net charge-offs to average loans
and leases receivable, net (1)	0.02%	(0.02% )	0.03%	0.14%

Average Balances
Average total assets	$3,948,079	$3,366,108	$3,799,733	$3,221,657
Average interest-earnings assets	$3,847,308	$3,199,056	$3,693,292	$3,100,235
Average interest-bearing liabilities	$3,567,010	$2,929,543	$3,420,986	$2,846,491
Average loans and leases receivable, net	$3,437,473	$2,794,174	$3,286,628	$2,720,864
Average securities	$326,647	$328,371	$332,969	$307,489
Average core deposits	$1,757,282	$1,524,777	$1,654,787	$1,476,308
Average C.D.'s	$907,521	$847,166	$895,247	$878,382
Average total deposits	$2,664,803	$2,371,943	$2,550,034	$2,354,690
Average FHLB advances and other borrowings	$902,207	$557,600	$870,952	$491,801
Average stockholders' equity	$338,165	$307,674	$329,372	$294,170

Loan and Lease Activity
Total originations	$667,481	$488,481	$1,919,254	$1,635,752
One-to-four family	$65,330	$74,556	$276,142	$275,552
Multi-family	$20,014	$900	$43,337	$4,162
Commercial real estate	$53,283	$33,045	$139,979	$140,230
Construction and land	$365,230	$290,002	$1,045,900	$928,570
Commercial loans and leases	$87,812	$45,708	$221,567	$170,484
Consumer	$75,812	$44,270	$192,329	$116,754
Purchases	$155	$343,504	$240,865	$615,567
Principal repayments	$660,741	$608,498	$1,857,827	$1,869,744
Sales	$8,733	$12,208	$25,966	$38,140

(1) Computed on an annualized basis.
(2) Net interest income divided by average interest-earning assets.
(3) Total general and administrative expense divided by net interest income plus non-interest income.

PFF BANCORP, INC. AND SUBSIDIARIES
Selected Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	As of December 31, 2004	As of March 31, 2004
Asset Quality
Non-accrual loans	$13,141	$13,636
Non-accrual loans to gross loans and leases	0.33%	0.37%
Non-performing assets to total assets (1)	0.34%	0.39%
Allowance for loan and lease losses	$32,717	$30,819
Allowance for loan and lease losses to non-accrual loans	249%	226%
Allowance for loan and lease losses to gross loans	0.83%	0.84%

Capital
Stockholders' equity to assets ratio	8.95%	8.60%
Core capital ratio*	8.52%	7.64%
Risk-based capital ratio*	11.93%	11.21%
Shares outstanding at end of period	16,978,565	16,614,997
Book value per share outstanding	$20.42	$19.04
Tangible book value per share outstanding (2)	$20.35	$18.97

Loan, Lease and Deposit Balances
Construction loans (3)	$713,459	$572,762
Construction business loans and leases	$205,221	$158,391
Commercial real estate loans	$514,171	$473,374
Consumer loans	$229,767	$177,880
One-to-four family loans	$1,618,680	$1,709,866
Multi-family loans	$142,112	$92,706
Core deposits	$1,780,975	$1,560,933
C.D.'s	$923,646	$894,113

(1) Non-performing assets consist of non-accrual loans and assets acquired through foreclosure, net.
(2) Stated book value minus goodwill.
(3) Net of undisbursed balances of $536,603 and $504,868 at December 31, 2004 and March 31, 2004, respectively.

* PFF Bank & Trust